Exhibit 99.1

ZAGG Inc Announces Preliminary Second Quarter 2013 Results

Company Revises Guidance to Reflect Lower Sales Results

SALT LAKE CITY – July 16, 2013 – ZAGG Inc (NASDAQ: ZAGG), a leading mobile device accessories company with a brand portfolio that includes ZAGG and iFrogz, today announced certain preliminary second quarter 2013 financial results. The Company expects revenue for the quarter of approximately $51 million.

The Company’s revenues were unfavorably impacted in the quarter by the lack of major device launches from the leading mobile computing manufacturers, slower than expected retail distribution expansion and softness in the European market. For the second half of 2013 the Company expects slower retail expansion and projected softness in Europe to continue to impact revenue.

To reflect these changes, the Company is adjusting full year 2013 revenue guidance down to a range of $245 million - $252 million.

Commenting on the announcement, Randy Hales, President and CEO, said, "We are disappointed in the lack of progress that has been made in expanding our product assortment with our existing customers and the slower than expected extension of our distribution footprint this year. Additionally, we have been impacted by the continued softness in the European markets. While our product pipeline is strong, and the feedback on our new products has been positive, we need to concentrate additional focus on our sales strategy.  Effective immediately I am expanding my responsibilities to assume a leadership role in the execution of our sales plan."

ZAGG is scheduled to report its second quarter 2013 results in a webcast and conference call on August 1, 2013, at which point the Company will discuss in more detail the results of the quarter and expectations for the remainder of 2013. The conference call will be available to interested parties through a live audio Internet broadcast accessible at investors.ZAGG.com. A podcast of the conference call will also be archived at investors.ZAGG.com for one year.

About ZAGG Inc:
ZAGG Inc and its subsidiaries (collectively, the "Company", or "ZAGG") design, produce, and distribute creative product solutions for mobile and media accessories such as protective coverings, cases, keyboards, keyboard cases, earbuds, portable power, and device cleaning under the family of ZAGG brands. In addition, the Company designs, produces, and distributes cases, Near-Field Audio™ amplifying speakers, earbuds, traditional headphones, and gaming headphones for mobile and media devices under the family of iFrogz brands in the value-priced lifestyle sector. ZAGG distinguishes itself as the preferred brand by offering creative product solutions through targeted global distribution channels, with the broadest product offering in its sector.  More information about the company and its brands is at www.ZAGG.com.

Investor Relations:
Genesis Select Corp.
Kim Rogers-Carrete
303-415-0200
krogersc@genesisselect.com

Media:
LANE
Jane Taber
503-546-7888
jane@lanepr.com

Company:
ZAGG Inc
Nathan Nelson
801-263-0699 ext. 107
nnelson@zagg.com